Exhibit 99.1

Media Contacts:	Bob Jimenez – CEI	Investor Contacts:	Richard Jacobson – CEI
	(678) 645-0070		(678) 645-0111
	bob.jimenez@coxinc.com		richard.jacobson@coxinc.com

	Ellen East – CCI		Lacey Lewis – CCI
	(404) 843-5281		(404) 269-7608
	ellen.east@cox.com		lacey.lewis@cox.com

Cox Enterprises, Inc. And Cox Communications, Inc. Announce Successful Conclusion of Tender
Offer

ATLANTA (December 3, 2004) – Cox Enterprises, Inc. (CEI) and Cox Communications, Inc. (CCI) [NYSE:COX] announced today the successful conclusion of a cash tender offer by Cox Holdings, Inc., a wholly owned subsidiary of CEI, and by CCI to acquire the outstanding publicly held shares of CCI Class A Common Stock at $34.75 per share. The tender offer expired at midnight EST on Thursday, December 2, 2004.

“We are excited about this transaction because it will enhance CCI’s competitive position in the cable and telecommunications industry,” said James C. Kennedy, Chairman and Chief Executive Officer of CEI. “This structure will allow us to focus on long-term business objectives and growth so that we continue to deliver high quality service to our communities and customers.”

CCI and CEI have been advised by Wachovia Bank, N.A., the depositary for the tender offer, that as of the expiration of the tender offer a total of 189,685,302 Class A shares, have been validly tendered, or guaranteed for tender and not withdrawn. Consequently, the majority of the minority offer condition is satisfied. All validly tendered shares have been, and guaranteed shares when delivered will be, accepted for purchase and payment in accordance with the terms of the offer and payment for such shares is expected to be made on December 8, 2004. The aggregate consideration payable for the shares purchased in the tender offer, assuming all guaranteed shares are delivered, is approximately $6.6 billion. Following purchase of the shares tendered and guaranteed for tender pursuant to the offer, CEI will beneficially own more than 90% of the outstanding Class A shares of CCI and intends to immediately cause CCI to merge with a wholly owned CEI subsidiary.

Cox Enterprises (www.coxenterprises.com)
Cox Enterprises is one of the nation’s leading media companies and providers of automotive services, with 2003 revenues of $10.7 billion and 77,000 employees. Major operating subsidiaries include Cox Communications, Inc. ([NYSE: COX] cable television distribution, telephone, high-speed Internet access and other advanced broadband services); Cox Newspapers, Inc. (newspapers, local and national direct mail advertising and customized newsletters); Cox Television (television and television sales rep firms); Cox Radio, Inc. ([NYSE: CXR] broadcast radio stations and interactive Web sites); and Manheim Auctions, Inc. (vehicle auctions, repair and certification services and web-based technology products). CEI also owns an equity stake in AutoTrader.com, the world’s largest and most visited online source of vehicle listings for dealers and consumers.

Cox Communications (www.cox.com)
Cox Communications, Inc. (NYSE: COX), a Fortune 500 company, is a multi-service broadband communications company with approximately 6.6 million total customers, including approximately 6.3 million basic cable subscribers. The nation’s third-largest cable television provider, Cox offers both analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

CAUTIONARY STATEMENT: Statements in this document represent the intentions, plans, expectations and beliefs of CEI and CCI and involve risks and uncertainties that could cause actual events to differ materially from the events described in this document, including risks or uncertainties related to changes in general economic conditions, stock market trading conditions, tax law requirements or government regulation, and changes in the broadband communications industry or the business or prospects of CCI. CEI and CCI wish to caution the reader that these factors, as well as other factors described or to be described in CEI’s or CCI’s SEC filings with respect to the transaction, are among the factors that could cause actual events or results to differ materially from CEI’s or CCI’s current expectations described herein.

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